SUBSTITUTE POWER OF ATTORNEY

Under the terms of powers of attorney (each, a “Power of Attorney”) previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the below listed individuals, as of October 10, 2024, to, among other things, execute for and on behalf of the following individuals any Forms 3, 4 or 5, Schedule 13D or 13G, or any amendment(s) thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Daniella Beckman

Erez Chimovits

Aaron Deykin

H. Edward Fleming, Jr.

Adam Houghton

Liam Ratcliffe

Ronald C. Renaud, Jr.

Marcella Kuhlman Ruddy

E. Rand Sutherland

In accordance with the authority granted under each Power of Attorney, including the full power of substitution, the undersigned hereby appoints Allison Ambrose as substitute attorney-in-fact, on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned himself in each Power of Attorney.

This substitute Power of Attorney shall remain in full force and effect with respect to each Power of Attorney until such underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.

Date: 12/19/24

By: /s/ Michael Gray

Name: Michael Gray

Title: Attorney-in-Fact